UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 29, 2007
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)
8725 W. Higgins Road, Suite 400
Chicago, IL 60631
(Address of Principal Executive Offices, including Zip Code)
(773) 243-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Executive Officer.
On May 29, 2007, the company announced the appointment of Robert E. Suastegui as its new Vice President and General Manager, Global Sales and Marketing. Mr. Suastegui’s employment with the company will begin June 4, 2007.
Prior to joining the company, Mr. Suastegui since 1985 has held numerous positions at Motorola, Inc., including Director of Finance, Mexico Subsidiary; Senior Director of Finance, Asia Operations and International Networks Business Unit; Senior Director of Business Operations for Latin America; General Manager, Worldwide iDEN Technology in Motorola’s Arlington Heights, IL location; and most recently, Vice President & General Manager, Mobile Devices in Motorola’s Libertyville, IL facility. Mr. Suastegui, age 43, received a Bachelor of Science in finance from the University of Illinois at Chicago.
As an executive officer of the company, Mr. Suastegui will receive an initial annual base salary of $225,000 and an annual bonus under the company’s 2007 Short Term Incentive Plan targeted at $168,750. Mr. Suastegui also will be granted stock options under the company’s 1997 Stock Plan for 15,000 shares of common stock of the company. These options will vest over a four year period at the rate of 25% of the option shares on the first anniversary of his employment date and the balance at the rate of 1/48 for every month thereafter of continued service. In addition, Mr. Suastegui will be awarded 30,000 restricted shares of the company’s common stock under the 1997 Stock Plan, vesting in equal annual increments over a period of four years commencing on his employment with the company.
In the event of a change of control of the company (whether by way of merger, sale of assets or similar transaction) and Mr. Suastegui were to be involuntarily terminated as an employee within 12 months of such event, he would be entitled to receive a lump sum cash payment equal to 18 months’ salary; 100% of his targeted annual bonus under the company’s Short Term Incentive Plan pro rated for the length of time he was employed during the performance period; healthcare coverage at the company’s expense for up to 12 months following his termination; and 100% acceleration of any then unvested stock options or shares of restricted stock.
Apart from a change of control, in the event Mr. Suastegui were to be involuntarily terminated, he would be entitled to receive 12 months of salary continuation; healthcare coverage at the company’s expense for up to 12 months following his termination, and acceleration of any then unvested stock options or shares of restricted stock as if he had continued his employment for an additional 12 months from the employment termination date.
The change of control and severance benefits payable to Mr. Suastegui are consistent with the benefits payable to the other executive officers of the company other than the Chief Executive Officer.

Mr. Suastegui will also be entitled to receive the same healthcare benefits as other similarly situated employees of the company, and will be entitled to participate in the company’s 401(k) plan and Executive Deferred Compensation Plan and Executive Deferred Stock Plan with matching company contributions as provided by such plans.
There are no relationships or related transactions between Mr. Suastegui and the company that would be required to be reported under Item 401(d) or 404(a) of Regulation S-K.
A copy of the press release announcing Mr. Suastegui’s employment is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Resignation of Executive Officer.
Steven L. Deppe, Executive Vice President of Strategy and Business Development for the company since October 2006, will be stepping down from his responsibilities as an executive officer of the company effective July 1, 2007, and will retire from the company on October 1, 2007.
Mr. Deppe was the President and Chief Executive Officer of MAXRAD, Inc. at the time it was acquired by the company in 2004 and subsequently served as Vice President and General Manager of the Antenna Products Group of the company until October 2006.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     The following exhibit is furnished herewith:
     99.1     Text of Press Release issued by PCTEL, Inc. dated May 29, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 30, 2007

PCTEL, INC.
By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer

EXHIBIT INDEX
Exhibit
Number
99.1          Text of Press Release issued by PCTEL, Inc. dated May 29, 2007.